EXHIBIT 99.3

Media Contact:
Michael Gillette: 941-681-3121, mgillette@sinofresh.com
Investor Relations: 941-232-9442, investorrelations@sinofresh.com

SINOFRESH AWARDED SETTLEMENT IN FEDERAL LAWSUIT

ENGLEWOOD, FL, December 14, 2005 - SinoFresh HealthCare, Inc. (OTC BB: SFSH) announced today that on December 8, 2005 it concluded a settlement of a federal lawsuit that has been ongoing since February 2004. The lawsuit as amended, was filed by two independent directors and several other shareholders as a derivative action against the company and several of its officers and included claims of malpractice against the company’s former general counsel, Greenberg Traurig.

The claims against the Company and its officers were dismissed in August, 2005. The claims against Greenberg Traurig were not dismissed and were the focus of a mediation hearing on December 7, 2005.

The settlement arising out of the mediation resulted in (i) the resolution of all matters between the two outside directors, Steve Bannon and David Otto, and the Company, with Mr. Bannon and Mr. Otto, remaining on the board of directors, (ii) the discharge of all outstanding legal fees owed to Greenberg Traurig and (iii) an undisclosed cash payment by Greenberg Traurig to SinoFresh. All parties agreed to mutually release each other from further liability.

Charles Fust, Chairman and CEO of SinoFresh commented, “This lawsuit has been a very draining process and I am relieved that my personal reputation as well as that of the other officers and the Corporation itself has been restored”. Mr. Fust added, “With this behind us, we can now focus 100% of our efforts on furthering the goals of the company”.

Bud Bennington, Esq., of Shutts & Bowen LLP law firm, the Company’s current general counsel, commented that “The settlement, which is pending Federal Court approval, is in the best interests of the shareholders. The resolution of this matter brings closure to a major distraction of our officers, and Board of Directors. It now allows the Company to concentrate its efforts on marketing and productivity”.

About SinoFresh HealthCare, Inc.

SinoFresh HealthCare, Inc. is a developer and marketer of innovative upper respiratory system therapies. The Company is researching broad-spectrum antiseptic approaches to reducing viral, bacterial, and fungal organisms that are suspected to cause pathogenesis of the mouth, nose, and throat. The Company’s lead product, SinoFresh™ Nasal Mist, is a hygienic cleansing spray that kills germs and removes other nasal-sinus irritants. The Company is also researching how antiseptic cleansing may alleviate chronic sinus distress, a condition that may affect 37 million Americans annually. SinoFresh™ Nasal Spray is available in Wal-Mart, Walgreens, Rite Aid, CVS, and other drug, grocery, and mass merchandise retailers. More information is available at www.sinofresh.com.

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including risks summarized in the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2004 (file No. 0-49764).  The Company’s actual results could differ materially from such forward-looking statements.  The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.

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*SinoFresh™ is a trademark of SinoFresh HealthCare, Inc.